                                                                      Exhibit 9


               AGREEMENT, effective as of June 23, 1997, between Ply Gem Industries, Inc., a Delaware corporation (the "Company" or "Ply Gem"), and
[          ] (the "Director").

               WHEREAS, the Company has deemed it necessary that in order to retain its existing directors and to attract as new directors the most capable persons available; and

               WHEREAS, Director is presently a director of the Company; and

               WHEREAS, both the Company and Director recognize the increased risk of claims of all types and description being asserted against directors of public companies; and

               WHEREAS, the Certificate of Incorporation and By-laws of the Company require the Company to indemnify its directors to the full extent permitted by law and the Director has been serving and continues to serve as a director of the Company in part in reliance on those provisions of the Certificate of Incorporation and the By-Laws; and

               WHEREAS, in recognition of Director's need for significant and substantial protection against personal liability in order to enhance Director's continued service to the Company in an effective manner and Director's reliance on the aforesaid provisions of the Certificate of Incorporation and the By-Laws, and in part to provide Director with specific contractual assurance that the protection promised by such Certificate of Incorporation and By-Laws will be available to Director, regardless of, among other things, any amendment to or revocation of such provisions of the Certificate of Incorporation or By-Laws or any change in the composition of the Company's Board of Directors or acquisition transaction relating to the Company, the Company wishes to provide in this Agreement for the indemnification of and the advancing of expenses to Director to the full extent permitted by law and as set forth in this Agreement, and, to the extent insurance is maintained, for the continued coverage of Director under the Company's directors' and officers' liability insurance policies.

               NOW, THEREFORE, the Company and the Director agree between them as follows:

         1.       Certain Definitions:
                  --------------------
                  (a) CHANGE OF CONTROL EVENT: means the happening of any one of the following: (a) any "person", as defined in Section 3(a)(9) of the Securities Exchange Act of 1934 (the "Exchange Act") and as used in Sections 13(d) and 14(d) thereof, including a "group" as defined in Section 13(d) of the Securities Exchange Act of 1934 (the "Exchange Act") but excluding Ply Gem and any employee benefit plan sponsored or maintained by Ply Gem (including any trustee of such plan acting as trustee), directly or indirectly, becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act, as amended from time to time), of securities of Ply Gem representing 20 percent or more of the combined voting power of Ply Gem's then outstanding securities; or (b) during any period of 24 consecutive months during the existence of this Indemnity Agreement, the individuals who, at the beginning of such period, constitute the Board (the "Incumbent Directors") cease for any reason other than death to constitute at least a majority thereof, provided, however, that a director who was not a director at the beginning of such 24-month period shall be deemed to have satisfied such 24-month requirement (and be an Incumbent Director) if such director was elected by, or on the recommendation of or with the approval of, at least two-thirds of the directors who then qualified as Incumbent Directors either actually (because they were directors at the beginning of such 24-month period) or by prior operation of this subsection; or (c) the occurrence of a transaction requiring shareholder approval for the acquisition of Ply Gem by an entity other than Ply Gem or a subsidiary or affiliated company through purchase of assets, or by merger, or otherwise.

                  (b) CLAIM: any threatened, pending or completed action, suit or proceeding, or any inquiry or investigation, whether conducted by the Company or any other party, that Director in good faith believes might lead to the institution of any such action, suit or proceeding, whether civil, criminal, administrative, investigative or other.

                  (c) EXPENSES: include attorneys' fees and all other costs, expenses and obligations paid or incurred with respect to the investigation, defense, being a witness in or participating in (including on appeal), or preparing to defend, be a witness in or participate in any Claim relating to any Indemnifiable Event.

                  (d) INDEMNIFIABLE EVENT: any event or occurrence related to or based upon the fact that Director is or was a director, officer, employee, agent or fiduciary of the Company, or is or was serving at the request of the Company as a director, officer, employee, trustee, agent or fiduciary of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise, or by reason of anything done or not done by Director in any such capacity.

                  (e) REVIEWING PARTY: any appropriate person or body consisting of a member or members of the Company's Board of Directors or any other person or body appointed by the Board (including the special, independent counsel referred to in Section 3) who is not a party to the particular Claim for which Director is seeking indemnification.

                  (f) VOTING SECURITIES: any securities of the Company which vote generally in the election of directors.

         2. BASIC INDEMNIFICATION ARRANGEMENT. (a) In the event Director was, is or becomes a party to or witness or other participant in, or is threatened to be made a party to or witness or other participant in, a Claim by reason of (or arising in part out of) an Indemnifiable Event, the Company shall indemnify Director to the fullest extent authorized by the Certificate of Incorporation and/or the By-Laws of the Company as in effect on the date hereof notwithstanding that such Certificate of Incorporation and/or By-Laws may subsequently be amended, repealed or otherwise changed in any respect, as soon as practicable but in any event no later than thirty days after written demand is presented to the Company, against any and all expenses, judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of such expenses, judgments, fines, penalties or amounts paid in settlement) of such Claim. Notwithstanding anything in this Agreement to the contrary, prior to a Change in Control Director shall not be entitled to indemnification pursuant to this Agreement in connection with any Claim initiated by

Director against the Company or any director or officer of the Company unless the Company has joined in or consented to the initiation of such Claim. If so requested by Director, the Company shall advance (within two business days of such request) any and all Expenses to Director (an "Expense Advance").

               (b) Notwithstanding the foregoing, (i) the obligations of the Company under Section 2(a) shall be subject to the condition that the Reviewing Party shall not have determined (in a written opinion, in any case in which the special, independent counsel referred to in Section 3 hereof is involved) that Director would not be permitted to be indemnified under applicable law, and (ii) the obligation of the Company to make an Expense Advance pursuant to Section 2(a) shall be subject to the condition that, if, when and to the extent that the Reviewing Party determines that Director would not be permitted to be so indemnified under applicable law, the Company shall be entitled to be reimbursed by Director (who hereby agrees to reimburse the Company) for all such amounts theretofore paid; provided, however, that if Director has commenced legal proceedings in a court of competent jurisdiction to secure a determination that Director should be indemnified under applicable law, any determination made by the Reviewing Party that Director would not be permitted to be indemnified under applicable law shall not be binding and Director shall not be required to reimburse the Company for any Expense Advance until a final judicial determination is made with respect thereto (as to which all rights of appeal therefrom have been exhausted or lapsed). If there has not been a Change in Control, the Reviewing Party shall be selected by the Board of Directors, and if there has been such a Change in Control, the Reviewing Party shall be the special, independent counsel referred to in Section 3 hereof. If there has been no determination by the Reviewing Party or if the Reviewing Party determined that Director substantively would not be permitted to be indemnified in whole or in part under applicable law, Director shall have the right to commence litigation in any court in the State of New York or Delaware having subject matter jurisdiction thereof and in which venue is proper seeking an initial determination by the court or challenging any such determination by the Reviewing Party or any aspect thereof, and the Company hereby consents to service of process and to appear in any such proceeding. Any determination by the reviewing Party otherwise shall be conclusive and binding on the Company and Director.

               3. CHANGE IN CONTROL. The Company agrees that if there is a Change in Control of the Company (other than a Change in Control which has been approved by a majority of the Company's Board of Directors who were directors immediately prior to such Change in Control) then with respect to all matters thereafter arising concerning the rights of Director to indemnity payments and Expense Advances under this Agreement or any other agreement or the Certificate of Incorporation of the Company and/or its By-Laws now or hereafter in effect relating to Claims for Indemnifiable Events, the Company shall seek legal advice only from special, independent counsel selected by Director and approved by the Company (which approval shall not be unreasonably withheld), and who has not otherwise performed services for the Company within the last 5 years (other than in connection with such matters) or Director. Such counsel, among other things shall render its written opinion to the Company and Director as to whether and to what extent the Director would be permitted to be indemnified under applicable law. The Company agrees to pay the reasonable fees of the special, independent counsel referred to above and to indemnify fully such counsel against any and all expenses (including attorneys'

fees), claims, liabilities and damages arising out of or relating to this Agreement or its engagement pursuant hereto.

               4. INDEMNIFICATION FOR ADDITIONAL EXPENSES. The Company shall indemnify Director against any and all expenses (including attorneys' fees) and, if requested by Director, shall (within two business days of such request) advance such expenses to Director, which are incurred by Director in connection with any claim asserted against or action brought by Director for (i) indemnification or advance payment of Expenses by the Company under this agreement or any other agreement or the Certificate of Incorporation of the Company and/or its By-Laws now or hereafter in effect relating to Claims for Indemnifiable Events and/or (ii) recovery under any directors' and officers' liability insurance policies maintained by the Company, regardless of whether Director ultimately is determined to be entitled to such indemnification, advance expense payment or insurance recovery, as the case may be.

               5. PARTIAL INDEMNITY ETC. If Director is entitled under any provision of this Agreement to indemnification by the Company for some or a portion of the expenses, judgments, fines, penalties and amounts paid in settlement or a Claim but not, however, for all of the total amount thereof, the Company shall nevertheless indemnify Director for the portion thereof to which Director is entitled. Moreover, notwithstanding any other provision of this Agreement, to the extent that Director has been successful on the merits or otherwise in defense of any or all Claims relating in whole or in part to an Indemnifiable Event or in defense of any issue or matter therein, including dismissal without prejudice, Director shall be indemnified against all Expenses incurred in connection therewith. With respect to any determination by the Reviewing Party or otherwise as to whether Director is entitled to be indemnified hereunder the burden of proof shall be on the Company to establish that Director is not so entitled.

               6. NO PRESUMPTION. For purposes of this Agreement, the termination of any claim, action, suit or proceeding by judgment, order, settlement whether with or without court approval) or conviction, or upon a plea of nolo contendere, or its equivalent, shall not create a presumption that Director did not meet any particular standard of conduct or have any particular belief or that a court has determined that indemnification is not permitted by applicable law.

               7. NON-EXCLUSIVITY, ETC. The rights of the Director hereunder shall be in addition to any other rights Director may have under the Company's By-Laws or the Delaware General Corporation Law or otherwise. To the extent that a change in the Delaware General Corporation Law (whether by statute or judicial decision) permits greater indemnification by agreement than would be afforded currently under the Company's Certificate of Incorporation and/or its By-Laws and this Agreement, it is the intent of the parties hereto that Director shall enjoy by this Agreement the greater benefits so afforded by such change.

               8. LIABILITY INSURANCE. To the extent the Company maintains an insurance policy or policies providing directors' and officers' liability insurance, Director shall be covered by such policy or policies, in accordance with its or their terms, to the maximum extent of the coverage available for any Company director or officer.

               9. PERIOD OF LIMITATIONS. No legal action shall be brought and no cause of action shall be asserted by or on behalf of the Company or any affiliate of the Company against Director, Director's spouse, heirs, executors or personal or legal representatives after the expiration of one year from the date of accrual of such cause of action, and any claim or cause of action of the Company or its affiliate shall be extinguished and deemed released unless asserted by the timely filing of a legal action within such one year period; provided, however, that if any shorter period of limitations is otherwise applicable to any such cause of action such shorter period shall govern.

               10. AMENDMENTS, ETC. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by both of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

               11. SUBROGATION. In the event of payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of Director, who shall execute all papers required and shall do everything that may be necessary to secure such rights, including the execution of such documents necessary to enable the Company effectively to bring suit to enforce such rights.

               12. NO DUPLICATION OF PAYMENTS. The Company shall not be liable under this Agreement to make any payment in connection with any claim made against Director to the extent Director has otherwise actually received payment (under any insurance policy, the Certificate of Incorporation or By-Laws or otherwise) of the amounts otherwise indemnifiable hereunder.

               13. BINDING EFFECT, ETC. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors, assigns, including any direct or indirect successor by purchase, merger, consolidation or otherwise to all or substantially all of the business and/or assets of the Company, spouses, heirs, and personal and legal representatives. The Company shall require and cause any successor (whether direct or indirect by purchase, merger, consolidation or otherwise) to all, substantially all, or a substantial part, of the business and/or assets of the Company, by written agreement in form and substance satisfactory to the Director, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the company would be required to perform if no such succession had taken place. This Agreement shall continue in effect regardless of whether Director continues to serve as a director of the Company or of any other enterprise at the Company's request with respect to the period of service thereof.

               14. SEVERABILITY. The provisions of this Agreement shall be severable in the event that any of the provisions hereof (including any provision within a single section, paragraph or sentence) are held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable, and the remaining provisions shall remain enforceable to the fullest extent permitted by law.

                  15. GOVERNING LAW. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware applicable to contracts made and to be performed in such State without giving effect to the principles of conflicts of laws.

                  IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the 23d day of June, 1997.

                                                 PLY GEM INDUSTRIES, INC.


                                                 By:____________________________
                                                    Name:  JEFFREY S. SILVERMAN
                                                    Title:  Chairman


                                                 _______________________________
                                                 Director: